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                                                                    EXHIBIT 8(c)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 13 to the Registration Statement No. 33-43058 of Merrill Lynch Life Variable Life Separate Account II on Form S-6 of our reports on (i) Merrill Lynch Life Insurance Company dated February 24, 2003 except for Note 8, as to which the date is March 3, 2003, and (ii) Merrill Lynch Life Variable Life Separate Account II dated March 7, 2003, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 24, 2003